Exhibit 99.B(g)(4)(ii)

AMENDMENT TO THE

GLOBAL CUSTODIAL SERVICES AGREEMENT

THIS AMENDMENT made as of January 1, 2019 (“Amendment”) to that certain Global Custodial Services Agreement dated as of June 9, 2015 (“Agreement”), by and between The Boston Trust & Walden Funds (“Trust”) organized under the laws of Massachusetts on behalf of each series of the Trust listed on Schedule A of the Agreement as amended from time to time (each, a “Fund” and with the Trust collectively, the “Client”) and Citibank, N.A. acting through its offices located in New York (“Custodian”, and with the Client, referred to herein individually as “Party” and collectively as “Parties”).  All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Custodian provides global custodial services to the Client pursuant to the Agreement;

WHEREAS, the Parties wish to amend the Agreement pursuant to this Amendment to update certain terms and provisions.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.                                      Amendment to Section 6(B) of the Agreement- Performance by the Custodian- Non-Discretionary Custodial Duties.

Section 6(B) of the Agreement is hereby amended as follows:

i.                  The word “and” is deleted from the end of subsection 6(B)(vii);

ii.               New subsection 6(B)(viii) is added, to read in its entirety as follows:

“(viii)   transmit, on a daily basis, custody transaction and position files to Advent on Demand Services; and

iii.            Existing subsection 6(B)(viii) is renumbered as 6(B)(ix).

2.                                      Amendment to Section 10(A) of the Agreement — Standard of Care.

Section 10(A) of the Agreement is hereby deleted in its entirety and replaced with the new section 10(A) of the Agreement noted below:

Standard of Care.  The Custodian shall perform its duties and obligations without negligence, fraud, bad faith, willful default or willful misconduct. “Negligence” shall be determined in accordance with the standards and practices of a professional custodian for hire in the market or jurisdiction in which the Custodian performs services under this Agreement and maintains Securities and Cash for the Client. The Custodian shall be liable for payment to the Client for its direct damages only where the Custodian or any Agent has not satisfied such responsibilities.

3.                                      Amendment to Section 12 of the Agreement - Indemnity.

The following section 12(C) is added to the end of section 12(B) of the Agreement:

Notification, Participation; Indemnitor Consent.  Upon the assertion of a claim for which the Client may be required to indemnify the Custodian, the Custodian must promptly notify the Client of such assertion, and will keep the Client advised with respect to all developments concerning such claim.  The Client will have the option to participate with the Custodian in the defense of such claim or to defend against said claim in its own name or in the name of the Custodian.  The Custodian shall in no case confess any claim or make any compromise in any case in which the Client may be required to indemnify it except with the Client’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Section 12(A) hereof, in the event the Custodian has not secured such consent the Client will have no obligation to indemnify the Custodian.

4.                                      Amendment to Section 17(C) of the Agreement.

Section 17(C) of the Agreement is hereby deleted in its entirety and replaced with the new section 17(C) of the Agreement below:

Due Diligence of Service Provider. Custodian shall provide information relating to topics including but not limited to its Business Continuity Program, its internal control environment, information security program, staffing and senior management changes sufficient for Client to meets its obligations to perform sufficient oversight and vendor due diligence as required. Service Provider agrees to provide information consistent with guidance on managing outsourcing risk and vendor due diligence promulgated by the Division of Banking Supervision and Regulation Division of Consumer and Community Affair of the Board of Governors of the Federal Reserve System on December 15, 2013 (https://www.federalreserve.gov/supervisionreg/srletters/sr1319a1.pdf), as such guidance may be updated or amended from time to time. Service Provider will provide a copy of the most recent independent examination of controls report designed to demonstrate reliability and trust in its services to current and potential customers (such examinations in the past may have been an SSAE audit, a Service Organization Control “SOC” report).

5.                                      Amendment to Section 20(B) of the Agreement.

Section 20(B) of the Agreement is hereby deleted in its entirety and replaced with the new section 20(B) of the Agreement noted below:

Effect on Property. The Custodian shall deliver the Securities and Cash as instructed by the Client. If by the termination date the Client has not given instructions to deliver any Securities or Cash, the Custodian will continue to safe keep such Securities or Cash until the Client provides instruction to effect a free delivery of such. However, the Custodian will provide no other services as regard to any such Securities except to collect and hold any cash distributions. Notwithstanding the termination of this Agreement or any

Instruction, the Custodian may retain sufficient Securities or Cash to close out or complete any transaction that the Custodian will be required to settle on the Client’s behalf.

Upon notice of termination of this Agreement, for any reason whatsoever, Custodian and Client agree to provide their committed cooperation to effect an orderly transition of Custodian’s duties and responsibilities hereunder to a new custodian selected by the Client or to the Client as soon as reasonably practicable, and for a period not to exceed one hundred eighty (180) days (the “Transition Period”).  Further, Custodian agrees to provide access to the Client’s records relating to Cash and Securities under this Agreement and to facilitate the transfer of such records to a new custodian or to the Client.

During the Transition Period all terms and conditions of this Agreement shall continue to be in full force and effect. Such cooperation shall include the development and implementation by the Parties of a conversion plan for the orderly migration of Client’s Cash or Securities.  If such cooperation by Custodian requires Custodian to use resources in addition to the resources then regularly used in the performance of its duties under this Agreement, then the Client(s) shall pay Custodian for such additional resources at commercially reasonable rates unless termination of the Agreement was the result of Custodian’s breach of the Agreement.

Upon termination, the Custodian will, at the expense and direction of the Client, transfer to the Client or any successor custodian(s) to the Client copies of all Client records, subject to the payment by the Client of unpaid and undisputed amounts due to the Custodian hereunder.  If by the termination date the Client has not given Instructions to deliver the Client records, the Custodian will keep the Client records for up to six months until the Client provides Instructions to deliver the Client records, provided that the Custodian will be entitled to receive from the Client then-standard fees for maintaining the Client records, including costs associated with administration of the records.  Custodian shall be entitled to destroy the Client records if: (a) Client has not given Instructions to deliver the Client records at the end of six months after termination or (b) if Client has not paid fees for maintaining such Client records within thirty days of notice of such unpaid fees.  The Custodian will provide no other services to or for the benefit of the Client or any successor custodian in connection with the termination or expiration of this Agreement unless specifically agreed to in writing by the Custodian.

6.                                      Representations and Warranties.

(a)         Each Party represents and warrants to the other that it has full power and authority to enter into and perform this Amendment, that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)         The Client represents that it has provided this Amendment to the Board.

7.                                      Miscellaneous.

(a)         This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)         Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)          Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)         This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

The Boston Trust & Walden Funds		Citibank, N.A.

By:	/s/ Lucia B Santini	By:	/s/ Jay Martin

Name:	Lucia B Santini	Name:	Jay Martin

Title:	Managing Director	Title:	Vice President

Date:	Dec. 24, 2018	Date:	1/3/19